Exhibit 10.1

CNO SERVICES, LLC
EXECUTIVE SEVERANCE PAY PLAN

Effective August 6, 2019

ARTICLE 1

PURPOSE AND TERM OF PLAN

1.1Purpose of the Plan. The CNO Services, LLC Executive Severance Pay Plan (the “Plan”), as set forth herein, is sponsored by CNO Services, LLC (“Sponsor”) and is intended to ease financial hardships which may be experienced by the eligible Employees of an Employer whose employment is terminated involuntarily other than for Just Cause. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” as those terms are defined in Section 3(2) of ERISA. Rather, the Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated by regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA. No Employee shall have a vested right to such Benefits. The Benefits paid by the Plan are not intended to constitute deferred compensation and as such, it is intended that the Plan be exempt from Code Section 409A. It is further intended that any Benefit paid under the Plan be excluded from the benefit-generating or contribution-generating base of any tax-qualified or nonqualified deferred compensation plan or arrangement sponsored or maintained by Employer, unless the documents setting forth such plan or arrangement specifically state otherwise.
1.2Term of the Plan. The Plan shall be effective August 6, 2019, (the “Effective Date”) and will continue until Sponsor, acting in its sole discretion, elects to amend, modify, or terminate the Plan.

ARTICLE 2

DEFINITIONS

2.1“Actual Bonus” means the amount payable under a Bonus Plan for any calendar year or portion thereof. Unless determined otherwise by the Employer, the Actual Bonus payable under the P4P Plan shall be based on (i) business results, (ii) Executive Leadership Group department performance and (iii) individual performance, in each case for the applicable time period.

2.2“Base Salary” means the current base salary or wages paid to a Participant, on a monthly basis, as of the Employee’s Employment Termination Date. Base Salary shall not include performance, incentive or other bonuses; commissions; Employer contributions to Social Security; benefits payable under, or Employer contributions to, any retirement or other plan of deferred compensation; or the value of any fringe benefits provided by Employer.

2.3“Benefit” means the amount that a Participant is entitled to receive pursuant to Section 4.1 of the Plan.

2.4“Bonus Plan” means the P4P Plan or any other bonus plan in which the Participant is eligible to participate.

2.5“CNO” means CNO Financial Group, Inc.

2.6“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7“Control Group Employer” means the Sponsor and any other entity that is under common control of CNO within the meaning of section 1563 (a) of the Internal Revenue Service Code of 1986 as amended (the “Code”).

2.8“Control Termination” means any termination by the Employer (or its successor) of Employee’s employment for any reason, or by Employee With Reason, within six months in anticipation of or within two years following a Change in Control.

The term "Change in Control" shall mean the occurrence of any of the following:
(i)the acquisition (other than an acquisition in connection with a “Non-Control Transaction”) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of CNO or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of CNO or its Ultimate Parent entitled to vote generally with respect to the election of the Board of Directors of CNO or the board of directors of CNO’s Ultimate Parent; or

(ii)as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of CNO (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the Board of Directors of CNO; or

(iii)the consummation of a merger, consolidation or reorganization with or into CNO unless (x) the stockholders of CNO immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of CNO (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of CNO (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of CNO (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a “Non-Control Transaction”).

For purposes of this Plan, “Ultimate Parent” shall mean the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of CNO (or its successor).
2.9“Employee” means an individual eligible to participate in the Plan in accordance with section 3.1.

2.10“Employer” means the Sponsor and any Control Group Employer that adopts the Plan with the written approval of the Plan Administrator. A Control Group Employer shall be deemed to be an Employer only during the period subsequent to the Effective Date specified in such written approval and prior to any revocation by the Plan Administrator of such date of written approval.

2.11“Employment Termination Date” means the date on which the employment relationship between the Employee and Employer is involuntarily terminated and the Employee experiences a “separation from service” as such term is defined under Code Section 409A. In no event shall an Employee be considered to have involuntarily terminated his or her employment or to have experienced an Employment Termination Date for the purposes of the Plan if his or her employment with Employer is terminated due to (a) Employee’s voluntary cessation of employment (with or without notice); (b) Employee’s death or Disability (as such term is defined under Code Section 409A); or (c) Just Cause.

2.12“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13“Just Cause” means

(a)(i) a material breach of Employee’s duty of loyalty to the Employer or its affiliates not cured within 15 days after written notice to Employee by the Employer, or (ii) willful malfeasance or fraud or dishonesty of a substantial nature in performing Employee’s services on behalf of the Employer or its affiliates, which in each case is willful and deliberate on Employee’s part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Employer or its affiliates;

(b)Employee’s use of alcohol or drugs (other than drugs prescribed to Employee by a physician and used by Employee for their intended purposes for which they had been prescribed) or other repeated conduct which materially and repeatedly interferes with the performance of Employee’s duties hereunder, which materially compromises the integrity or the reputation of the Employer or its affiliates, or which results in other substantial economic harm to the Employer or its affiliates;

(c)Employee’s conviction by a court of law, admission that Employee is guilty, or entry of a plea of nolo contendere with regard to a felony or other crime involving moral turpitude;

(d)Employee’s unscheduled absence from Employee’s employment duties other than as a result of illness or disability, for whatever cause, for a period of more than three (3) consecutive days, without consent from the Employer prior to the expiration of the three (3) day period;

(e)Employee’s failure to take action or to abstain from taking action, as directed in writing by a member of the Board of Directors of CNO or a higher ranking Employee of the Sponsor or CNO, where such failure continues after Employee has been given written notice of such failure and at least five (5) business days thereafter to cure such failure; or

(f)Any intentional wrongful act or omission by Employee that results in the restatement of CNO’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

No termination shall be deemed to be a termination by the Employer for Just Cause if the termination is as a result of Employee refusing to act in a manner that Employee believes in good faith would be a violation of applicable law or where Employee acts (or refrains from taking action) in good faith in accordance with directions of a member of the Board of Directors of CNO or higher-ranking executive but was unable to attain the desired results because such results were inherently unreasonable or unattainable.
2.14“Manager” means the member/manager of CNO Services, LLC.

2.15“Named Fiduciary” means Employer and the Plan Administrator. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given such Named Fiduciary under the Plan. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity.

2.16“Officer” means an employee with a position of Vice President or higher with an Employer.

2.17“P4P Plan” means the CNO Pay for Performance Incentive Plan, as amended from time to time.

2.18“Participant” means any of the individuals described in Section 3.1.

2.19“Plan” means the CNO Services, LLC Executive Severance Pay Plan.

2.20“Plan Administrator” means a committee or individual designated by the Sponsor to serve as the Plan Administrator and, in the absence of such designation, means the Sponsor.

2.21“Plan Year” means the period commencing each January 1 and ending on the following December 31, provided the first Plan Year shall be a short plan year commencing on the Effective Date and ending on December 31, 2019.

2.22“Separation Agreement” has such meaning as is set forth in Section 3.3.

2.23“Sponsor” means CNO Services, LLC. The term “Sponsor” shall also include any successor to CNO Services, LLC if such successor adopts the Plan.

2.24“Target Bonus” means the amount calculated by multiplying the annual actual base salary earnings for a Participant by the applicable percentage as determined by the Plan Administrator.

2.25“Terminated Employee” means a former Employee who has experienced an involuntary termination of employment within the meaning of Section 2.11.

2.26“With Reason” means an Employee’s separation from service with the Employee’s Employer as a result of either (a) a material reduction in Employee’s Base Salary or Target Bonus without Employee’s consent, or (b) a "Change in Control" as defined under the definition of Control Termination and, following Employee’s written request made prior to the Change in Control, the ultimate parent entity or entities directly or indirectly gaining control of a majority of the Board of Directors of CNO or outstanding securities entitled to vote with respect to the Board of Directors of CNO fails to affirm and guarantee the Employer’s current and future obligations under this Plan; provided that the events described in clauses (a) and (b) above shall constitute With Reason only if the Employer fails to cure such event (if capable of being cured) within 30 days after receipt from Employee of written notice of the event which constitutes With Reason; provided, further, that With Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Employee’s knowledge thereof, unless Employee has given the Employer written notice thereof prior to such date. An Employee’s termination of employment with the Employee’s Employer With Reason shall be deemed an involuntary termination under the Plan.

ARTICLE 3

PARTICIPATION AND
ELIGIBILITY FOR BENEFITS

3.1Plan Participants. Employees of an Employer who are Officers of the Employer and report directly to the Chief Executive Officer of CNO shall be eligible to participate in the Plan and to receive Benefits under the Plan, provided that they meet all the requirements stated herein, as determined by the Plan Administrator on a case-by-case basis and, further provided, that the individual has not already satisfied and, as of the individual’s Employment Termination Date, will not satisfy the conditions in order to receive severance benefits under any other arrangement or agreement executed between the Employee and Employer (with the exception of arrangements or agreements under the CNO Amended and Restated Long-Term Incentive Plan, as the same may be amended from time to time, or any other equity plan which may be adopted by CNO).

Sponsor reserves the right, in its discretion, to cover any additional positions or individuals under the Plan, under whatever terms and conditions that Sponsor shall elect.
3.2General Benefits Award Requirement. A Terminated Employee shall be eligible to receive a Benefit under the Plan only upon an involuntary termination employment by Employer as provided in Section 2.11.

3.3Execution of a Separation Agreement. In order to be eligible to receive the Benefit under the Plan, the Participant must execute a separation agreement in such form and containing such terms as shall be required by the Plan Administrator from time to time, in its sole and absolute discretion, which terms shall include a waiver and release of claims and non-disclosure and non-solicitation provisions (the “Separation Agreement”).

ARTICLE 4

CALCULATION OF SEVERANCE BENEFIT

4.1Amount of Benefit. A Terminated Employee who has satisfied the requirements of Article 3 shall be entitled to receive the following benefits, as determined by the Plan Administrator:

(a)Severance Benefit Amount. A Terminated Employee shall receive a Severance Benefit Amount as follows:

(i)Termination by the Employer without Just Cause (other than in a Control Termination) or by the Employee With Reason (other than in a Control Termination): a cash lump sum amount equal to 1.5 times the sum of (A) the Employee’s Base Salary and (B) the Employee’s Target Bonus, each as in effect as of the Employee’s Employment Termination Date.

(ii)Termination by the Employer in a Control Termination or by the Employee With Reason in a Control Termination: a cash lump sum amount equal to two times the sum of (A) the Employee’s Base Salary and (B) the Employee’s Target Bonus, each as in effect as of the Employee’s Employment Termination Date.

(b)Actual Bonus. In addition to the amount set forth in Section 4.1(a), the Terminated Employee shall receive a pro-rated payment of the Terminated Employee’s Actual Bonus for the calendar year in which the Employee’s Employment Termination Date occurs, with such amount to be paid at such time that Actual Bonus payments are made to other Employer executives but in no event later than March 15 of the calendar year following the calendar year with respect to which such Actual Bonuses were payable, unless the Actual Bonus amounts to be paid cannot be confirmed and paid on or before March 15, in which event the Actual Bonuses will be paid within 15 days after the Actual Bonus amounts have been confirmed by the Employer and, in any event, within the calendar year that contains such March 15 date.

(c)COBRA Benefits. For each Terminated Employee who, upon such Employee’s Employment Termination Date, is enrolled in Employer’s Medical and Dental Insurance plans and, as a result is entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Employer will pay to the Terminated Employee an amount equal to the monthly premium for medical and dental coverage provided to the Terminated Employee as of his or her Employment Termination Date, multiplied by six (6), which the Terminated Employee may, but is not required to, use to pay for any elected COBRA coverage or other health care coverage.

(d)Outplacement Assistance. Employer shall provide to the Terminated Employee outplacement assistance for up to twelve (12) months following the Employee’s Employment Termination Date through an outplacement assistance firm selected by

Sponsor, in its sole discretion. Employer shall pay the costs of such assistance directly to the outplacement assistance firm, such costs not to exceed $25,000.

(e)Financial Planning/Tax Preparation Assistance. Employer shall pay to the Terminated Employee a single lump sum payment equal to the Employer portion of an additional six months of service for financial planning/tax preparation assistance expenses in the calendar year in which the termination of employment occurs, such cost not to exceed $10,000. The Terminated Employee may, but is not required to, use this payment for financial planning/tax preparation assistance.

(f)Tax Treatment. Terminated Employees shall pay (and Employer shall be permitted to withhold) any and all federal, state and local taxes, if any, that are required by law to be paid with respect to the Benefits received.

4.2Reductions. The Benefit payable hereunder shall be reduced by any and all payments required to be made by Employer under federal, state and local law.

4.3Effect on At-Will Employment Relationship and on Other Benefits. Neither the Plan, nor any of its provisions, alters the at-will employment relationship between Employee and Employer. In addition, there shall not be drawn from the continued provision by Employer of any Benefit hereunder any implication of continued employment or of any continued right to accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the period during or in respect of which a Benefit is payable under the Plan.

4.4Benefits as Consideration for Waivers, Covenants and Releases. The Benefit provided hereunder, where applicable, shall constitute consideration for the release that a Terminated Employee is required to provide to Employer relating to prior employment by Employer. The Benefit provided hereunder, where applicable, shall also constitute consideration for any waiver by the terminated Employee, whether full or partial, and whether absolute or conditional, of any rights, claims, entitlement to relief or damages, or entitlement to seek imposition upon Employer of penalties, in connection with any contract, express or implied, or under any statute, regulation, rule, order, or similar promulgation by a governmental or quasi-governmental entity. In addition, the Benefit provided hereunder, where applicable, shall constitute consideration for any covenants or agreements contained in the Separation Agreement executed by the Terminated Employee in connection with this Plan.

ARTICLE 5

METHOD AND DURATION OF BENEFIT PAYMENTS

5.1Method of Payment. Except as otherwise provided in Article 4, a Participant’s Benefits shall be paid in the form of a single lump sum payment as soon as practicable after both (a) the Participant’s Employment Termination Date and (b) the date the Separation Agreement referenced in Section 3.3 becomes effective (as described below), but in no event beyond thirty (30) days from such date; provided, if any such Benefits constitute deferred compensation under Code Section 409A and are payable within a period that spans two calendar years, such Benefits shall be paid in the later calendar year; provided further that, if the Employee is deemed on the Employee’s Employment Termination Date to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any such Benefits that constitute deferred compensation under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s Employment Termination Date and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period. For purposes herein, a Participant’s Separation Agreement shall not become effective unless and until the Participant timely executes the Separation Agreement on or before the date set forth in such agreement and does not subsequently timely revoke the Separation Agreement under applicable law.

5.2Cessation of Benefit Payments. A Participant shall cease to participate in the Plan, and all Benefit payments shall cease, upon the occurrence of the earliest of:

(a)Completion of the payment to the Participant of the entitled Benefit under Section 4.1; or

(b)The violation by the Terminated Employee of any of the provisions of this Plan or of any provisions contained in the Separation Agreement executed by the Terminated Employee.

ARTICLE 6

THE PLAN ADMINISTRATOR

6.1Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by Sponsor, to determine the eligibility of each Terminated Employee to participate in the Plan, to calculate the Benefit to be paid to each Terminated Employee who has been selected by Sponsor to receive a severance pay award and to determine the manner and time of payment of the Benefit. Employer shall make such payments as are certified to it by the Plan Administrator to be due to Participants.

The Plan Administrator shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make Benefit eligibility determinations, to correct deficiencies in the Plan, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by individuals appointed by the Manager to review denied claims for Benefits.
6.2Records, Reporting and Disclosure. The Plan Administrator shall keep all individual and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to Employer and to each Participant for examination during business hours, except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that Employer, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security contributions, and other amounts which may be similarly reportable).

ARTICLE 7

AMENDMENT AND TERMINATION

7.1Amendment, Modification or Termination. The Manager retains the right, at any time and from time to time, to amend, modify or terminate the Plan, including amendment or modification of any Appendices hereto, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Any such amendment may not cause the cessation and discontinuance of payments of a Benefit to any person or persons under the Plan. The Manager shall have the right to delegate its authority and power hereunder, or any portion thereof, to any committee of the Manager, and the right to rescind any such delegation in whole or in part.

ARTICLE 8

DUTIES OF EMPLOYER

8.1Records. Employer shall supply to the Plan Administrator all records and information necessary to the performance of the Plan Administrator’s duties.

8.2Payment. Employer shall make payments from its general assets to Participants formerly in its employ in accordance with the terms of the Plan, as directed by the Plan Administrator.

ARTICLE 9

CLAIMS PROCEDURES

9.1General. Subject to 9.2 below, all questions arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in accordance with the rules and procedures it establishes for the Plan from time to time. Any such settlement and determination shall be final and conclusive, may be relied upon by, and shall bind, the Sponsor, each of the Employers, each of the Employees and all other parties in interest. Consequently, benefits under this Plan shall be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In exercising the discretion expressly vested in it under the Plan, the Plan Administrator shall act only in accordance with nondiscriminatory rules of uniform application to similarly situated employees. An Employee’s disability status shall not be determined by the Plan Administrator under the Plan, but instead an Employee shall be deemed to be disabled hereunder if the Employee has been determined to be disabled by the Social Security Administration or under the Sponsor’s long-term disability plan.

9.2Claims for Benefits. In the event of a claim by an Employee concerning eligibility for Benefits hereunder or the amount of any distribution or its method of payment, such Employee shall present the reason for his or her claim in writing to a Human Resources Officer of the Plan Administrator together with all supporting materials. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the Employee as to its disposition by certified mail. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Employee may appeal the denial of his or her claim. In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to a Human Resources Officer of the Plan Administrator within sixty (60) days after receipt of such denial. Such Employee (or his or her duly authorized legal representative) may upon written request to the Plan Administrator review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and contain specific references to the pertinent Plan provision on which the decision is based.

9.3Statute of Limitations. No action at law or in equity shall be brought by or on behalf of any Employee to recover from the Plan prior to the exhaustion of all administrative remedies provided herein and in any event no action shall be brought unless brought within the earlier of the applicable statute of limitations or three (3) years from the Employee’s Employment Termination Date. By virtue of participation in this Plan, the Employee agrees that the standard for reviewing any denial of a claim or for recovery from the Plan will be whether the denial of a claim was made in an arbitrary or capricious manner.

ARTICLE 10

MISCELLANEOUS

10.1Nonalienation of Benefits.

(a)Except as provided in Subsection (b) of this Section 10.1, none of the payments, Benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any Benefit or any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan.

(b)Notwithstanding the provisions of Subsection (a) of this Section, any Benefit hereunder shall be subject to (1) offset by any claims of Employer against the Participant; (2) tax liens imposed thereon; and (3) the terms of any valid court order attaching thereto.

10.2Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

10.3Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to an Employer shall be considered a Plan Employer unless that successor adopts the Plan).

10.4Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.5Gender and Number. Except where clearly indicated otherwise by context, the masculine form of any word shall include the feminine and the neuter, the feminine form shall include the masculine and the neuter, the singular form shall include the plural, and the plural form shall include the singular.

10.6Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of Employer which may be applied to the payment of a Benefit hereunder.

10.7Appendices. From time to time, Employer may elect to append provisions of limited duration to the Plan to govern what Sponsor determines to be special circumstances governing a substantial number of Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of the Plan. Except as otherwise stated in any such Appendix applicable to any Employee or Terminated Employee, the rights of such Employee or Terminated Employee as stated in such Appendix shall supersede the rights provided under the Plan, the Benefit provided under such Appendix shall be in lieu of comparable or stipulated Benefits provided under the Plan, and there shall be no duplication of Benefits.

10.8Lost Payees. A Benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom a Benefit is otherwise due.

10.9Controlling Law. The Plan shall be construed and enforced according to federal law. In the absence of applicable federal law as to any issue, such issue shall be resolved in accordance with the laws of the State of Indiana.

10.10Compliance with IRC Section 409A. This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of an Employee’s Employment Termination Date the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of the Employee’s termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s Employment Termination Date with the Employer (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Employer, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Employee under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment, including each installment payment, made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. As such, and to the extent applicable and permissible under Section 409A of the Code, each such “separate payment” shall be made in a manner so as to satisfy Section 409A of the Code and Treasury Regulations promulgated thereunder, including the provisions which exempt certain compensation from Section 409A, including but not limited to Treasury Regulations Section 1.409A-1(b)(4) regarding payments made within the applicable 2 ½ month period and Section 1.409A-1(b)(9)(iii) regarding payments made only upon an involuntary separation from service. The Employer shall consult with the Employee in good faith regarding the implementation of the provisions of this paragraph; provided that neither the Employer, nor any of its employees or representatives shall have any liability to the Employee with respect thereto.

10.11Effect of Excise Tax and Limit on Golden Parachute Payments.

(a)Contingent Reduction of Parachute Payments. If there is a change in ownership or control of CNO that would cause any payment or distribution by the Sponsor or any of its subsidiaries or any other person or entity to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Employee with respect to such excise tax, the “Excise Tax”), then Employee will receive the greatest of the following, whichever gives Employee the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject Employee to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to Employee and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Employee, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code.

(b)Determination of the Payments. All determinations required to be made under this Section, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by the Employer which shall provide detailed supporting calculations to Employee. Employee shall cooperate with any reasonable requests by the Employer in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)Adjustments.    As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan effective August 6, 2019, CNO Services, LLC has caused the same to be executed this the sixth day of August, 2019.

CNO SERVICES, LLC

By:	/s/ Yvonne K. Franzese
Yvonne K. Franzese

Its: Chief Human Resources Officer